                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                             VENUS EXPLORATION, INC.
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         1) Title of each class of securities to which transaction applies:

                  --------------------------------------------------------------

         2)       Aggregate number of securities to which transaction applies:

                  --------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

                  --------------------------------------------------------------

         4)       Proposed maximum aggregate value of transaction:

                  --------------------------------------------------------------

         5)       Total Fee Paid:

                  --------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
                                          --------------------------------------
         2)       Form Schedule or Registration Statement No.:
                                                               -----------------
         3)       Filing Party:
                                ------------------------------------------------
         4)       Date Filed:
                               -------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 16, 1998

                           ---------------------------


TO THE STOCKHOLDERS OF VENUS EXPLORATION, INC.

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of VENUS EXPLORATION, INC. (the "Company") will be held at the St. Anthony Hotel, 300 East Travis Street, San Antonio, Texas, on Tuesday, June 16, 1998, at 10:00 A.M., Central Time, for considering and acting upon:

         1. The election of seven (7) directors to serve until the next Annual Meeting of Stockholders;

         2. The appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending December 31,1998; and

         3. To transact such other business as may properly come before the Annual Meeting.

         Only stockholders of record at the close of business on April 20, 1998 will be entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. For a period of at least ten (10) days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder during ordinary business hours at the offices of the Company, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209.

         Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

         A proxy card is enclosed in the envelope in which these materials were mailed to you. Please fill in, date and sign the proxy card and return it promptly in the enclosed postage-paid return envelope. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

         A copy of the Annual Report to Stockholders for the fiscal year ended December 31, 1997, is enclosed.


                                      By Order of the Board of Directors

                                      /s/ WILL C. JONES, IV

                                      Will C. Jones, IV
                                      Secretary
San Antonio, Texas
April 30, 1998


PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY SO THAT YOUR VOTE MAY BE RECORDED AT THE ANNUAL MEETING IF YOU DO NOT ATTEND PERSONALLY.

                             VENUS EXPLORATION, INC.
                         1250 N.E. LOOP 410, 10TH FLOOR
                            SAN ANTONIO, TEXAS 78209
                                 (210) 930-4900

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 16, 1998


         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Venus Exploration, Inc., a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders of the Company to be held at the St. Anthony Hotel, 300 East Travis Street, San Antonio, Texas, on June 16, 1998, at 10:00 A.M. Central Time (the "Annual Meeting"), and at any adjournments thereof. The Annual Meeting is being held for the purpose of considering and acting upon:

         1. The election of seven (7) directors to serve until the next Annual Meeting of Stockholders;

         2. The appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998; and

         3. To transact such other business as may properly come before the Annual Meeting.

         The mailing address of the principal offices of the Company is 1250 N.E. Loop 410, 10th Floor, San Antonio, Texas 78209. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to stockholders is May 7, 1998.

VOTING AT THE MEETING

         Only holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), outstanding at the close of business on April 20, 1998 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting and at any adjournment(s) thereof. As of the close of business on the Record Date, 9,844,950 shares of Common Stock were outstanding and entitled to vote at the Annual Meeting. Unless otherwise indicated, all references herein to percentages of outstanding shares of Common Stock are based on such number of shares outstanding. Each share of Common Stock is entitled to one (1) vote.

         The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted in determining whether a quorum is present.

         The seven (7) nominees for director listed herein shall be elected by a plurality of the votes of the shares of Common Stock present, in person or represented by proxy, at the Annual Meeting. Votes may be cast in favor of or against the nominees listed herein or write-in candidates. In addition, votes may be withheld with respect to such election. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998 and any other proposals that properly come before the

Annual Meeting. Abstentions and broker non-votes will have no effect (other than for quorum purposes) on the election of the nominees for director. Abstentions on any other proposal will have the same effect as a vote against such proposal; however, a broker non-vote with respect to any such proposal will have no effect.

         All shares of Common Stock represented by properly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the direction on the proxies. If no direction is indicated, the shares will be voted FOR (i) the election of the seven (7) persons named under "Election of Directors" as the directors of the Company; (ii) the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for the year 1998; and (iii) at the discretion of the proxy holders with regard to any other matter that may properly come before the Annual Meeting. The Company does not know of any matters, other than those described in the Notice of Annual Meeting of Stockholders, that will come before the Annual Meeting.

         A stockholder of the Company who executes and returns a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by (i) executing a later dated proxy relating to the same shares and by delivering it to the Secretary of the Company prior to the vote at the Annual Meeting, (ii) giving written notice of the revocation to the Secretary of the Company prior to the vote at the Annual Meeting or (iii) appearing in person at the Annual Meeting and voting in person the shares to which the proxy relates. All written notices of revocation and other communications relating to the revocation of proxies should be addressed as follows: Venus Exploration, Inc., 1250 N.E. Loop 410, 10th Floor, San Antonio, Texas 78209, Attention: Secretary.

PROXY SOLICITATION EXPENSES

         The Company will bear the cost of soliciting its proxies, including the expenses of distributing its proxy materials. In addition to the use of the mail, proxies may be solicited by personal interview, telephone or telegram by directors, officers, employees and agents of the Company who will receive no additional compensation for doing so. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of the Common Stock held by them as stockholders of record.


                      ACQUISITION AND CHANGE OF CONTROL AND
                             STOCKHOLDERS AGREEMENT

         On May 21, 1997, the Company (then known as Xplor Corporation) acquired substantially all of the assets and liabilities of The New Venus Exploration, Inc., a Texas corporation ("New Venus"), in exchange for 5,626,473 shares of the Company's previously authorized and unissued shares of Common Stock and warrants to purchase an additional 272,353 shares of Common Stock exercisable at $3.00 per share until October 23, 2000 ("Acquisition Warrants"). Simultaneously, the Company acquired certain oil and gas properties from two wholly-owned affiliates of Lomak Petroleum Inc., ("Lomak") in exchange for 2,037,171 shares of the Company's previously authorized and unissued shares of Common Stock and Acquisition Warrants to purchase an additional 272,353 shares of Common Stock. At the same time, Lomak acquired from an existing stockholder of the Company 97,008 shares of Common Stock for an aggregate consideration of $194,016 and 80,000 of the Acquisition Warrants. As a result of these transactions (the "Acquisition"), the former stockholders of New Venus, collectively, acquired, as of the effective date of the Acquisition, 58% of the Company's outstanding stock and thus voting control of the Company, and Lomak acquired 22%; the preexisting stockholders of the Company, collectively, owned 20%.

         The Property Acquisition Agreement dated as of April 29, 1997, among the parties to the Acquisition and the related agreements and documents (collectively, the "Acquisition Agreement") provided, among other things, that the Board of Directors of the Company be composed of four (4) directors nominated by the Board of Directors of New Venus, one (1) director nominated by the Board of Directors of Lomak and two (2) continuing directors of the Company. At the consummation of the Acquisition, a stockholders agreement (the "Stockholders Agreement") was entered into among former stockholders of New Venus, including Messrs. Eugene L. Ames, Jr., John Y. Ames, Eugene L. Ames, III, Patrick A. Garcia ("Mr. Garcia"), James W. Gorman ("Mr. Gorman"), Jere W. McKenny ("Mr. McKenny"), other members of the Ames family and certain other former New Venus stockholders (collectively, the "Ames Group," which owns beneficially 3,721,600 shares of the Company's Common Stock); D. H. Blair Investment Banking Corp., Rivkalex Corp. ("Rivkalex"), Rosalind Davidowitz ("Ms. Davidowitz") and Parliament Hill Corporation ("PHC") (collectively, the "Blair Group," which owns beneficially 1,066,512 shares); and Lomak. The Stockholders Agreement provides that, in the 1998 election of directors of the Company, the Ames Group, the Blair Group and Lomak will vote their shares of the Company for the four (4) nominees designated by the Ames Group, the one (1) nominee designated by the Blair Group, and the one (1) nominee designated by Lomak. The Blair Group's right to designate one (1) nominee ceases altogether effective with the 1999 Annual Meeting of Stockholders. The Stockholders Agreement also provides for certain rights of first refusal and rights of participation between the Ames Group and Lomak in the event of a proposed sale of shares by either. It has a term of three (3) years but terminates earlier as to any party in the event that such party's beneficial ownership of the Company's shares falls below 250,000 shares. See "Ownership of Securities."


                              ELECTION OF DIRECTORS

GENERAL

         At the Annual Meeting, stockholders will be asked to elect seven (7) directors as fixed in accordance with the Bylaws of the Company to serve as members of the Company's Board of Directors until their successors are duly elected and qualified. The Board of Directors recommends that the seven (7) nominees named below be elected to serve as directors of the Company. The persons named in the proxy intend to vote the proxies FOR the election of the nominees named below. If any nominee refuses or becomes unable to serve as a director (which is not anticipated), the persons named as proxies reserve full discretion to vote for such other person as may be nominated. Of the nominees listed below, Messrs. Eugene L. Ames, Jr., John Y. Ames, Gorman and McKenny are the designees of the Ames Group under the Shareholders Agreement. Martin A. Bell ("Mr. Bell") is the nominee of the Blair Group, and John H. Pinkerton ("Mr. Pinkerton") is the designee of Lomak.

                               EUGENE L. AMES, JR.
                                  JOHN Y. AMES
                                  J.C. ANDERSON
                                 MARTIN A. BELL
                                 JAMES W. GORMAN
                                 JERE W. MCKENNY
                                JOHN H. PINKERTON

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

         The following paragraphs set forth certain information, as of April 20, 1998, concerning each nominee for election as a director. All positions and offices with the Company held by each such person are also indicated. Eugene L. Ames, Jr. is the father of John Y. Ames.

         EUGENE L. AMES, JR., 64, became Chairman, Chief Executive Officer and a director of the Company following the Acquisition. He is a member of the Executive Committee. He has been in the oil and gas business since 1954 and has been associated with New Venus and its predecessor entities since 1962 and chief executive officer of those predecessor entities since 1991. He graduated from the University of Texas at Austin in 1955 with a B.S. degree in Geology.
He served from 1991-93 as the Chairman of the Independent Petroleum Association of America, the national trade group representing independent oil and natural gas producers in Washington, D.C., and he currently serves as a member of the Management Committee of the American Petroleum Institute (API).

         JOHN Y. AMES, 42, became President, Chief Operating Officer and a director of the Company following the Acquisition. He is a member of the Executive Committee. He has been associated with New Venus and its predecessor entities as a Vice President since 1984. He became Executive Vice President of those predecessor entities in 1995 and President and Chief Operating Officer in 1996. He is the son of Eugene L. Ames, Jr. He graduated from the University of Texas at Austin in 1978 with a B.B.A. in Petroleum Land Management. He serves as the Regional Governor for the South Texas region of the Independent Petroleum Association of America.

         J.C. ANDERSON, 67, is the Chairman and Chief Executive Officer of Anderson Exploration, Ltd., a Canadian public oil and gas exploration and development company. He founded Anderson Exploration, Ltd., as a private company in 1968 and has been employed by it throughout that period. He holds a B.S. in Petroleum Engineering from the University of Texas at Austin and has over 40 years experience in the oil and gas business.

         MARTIN A. BELL, 47, is the Vice Chairman and General Counsel of D. H. Blair Investment Banking Corp. and has been a senior officer of that organization and predecessor companies since 1991. D. H. Blair Investment Banking Corp. is a member of the New York Stock Exchange. He is a member of the Company's Audit Committee.

         JAMES W. GORMAN, 67, became a director of the Company following the Acquisition. He is a member of the Executive and Compensation Committees. He is a petroleum geologist and an independent investor who has been engaged in the oil and gas business either as a drilling contractor or independent producer for 43 years. He has also been involved in the banking business for more than 30 years. He currently serves as a director of Cullen Frost Bancshares (NYSE).

         JERE W. MCKENNY, 69, became a director of the Company following the Acquisition. He is a member of the Audit and Compensation Committees. He has been President of McKenny Energy Co. (oil and gas exploration) since September 1994. In 1977, he became a director and the Vice Chairman of the Board of Kerr-McGee Corp. (oil and gas exploration), and from 1984 until 1993, he also was President and Chief Operating Officer of Kerr-McGee Corp. He is a director of Rutherford-Moran Oil Corp.

         JOHN H. PINKERTON, 44, became a director of the Company following the Acquisition. He has been employed by Lomak Petroleum, Inc. since 1988, of which he was appointed President in 1990 and Chief Executive Officer in 1992. He is a director of Lomak and of North Coast Energy, Inc., an oil and gas exploration and production company in which Lomak acquired an approximately 50% interest in 1996. Prior to joining Lomak, he was Senior Vice President of Snyder Oil Corporation. He holds a B.A. degree in Business Administration from Texas Christian University and a M.B.A. from the University of Texas.

APPROVAL

         The affirmative vote of the holders of a plurality of the outstanding shares of Common Stock on the Record Date is required to elect each of the seven
(7) directors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

                             OWNERSHIP OF SECURITIES

         The following table sets forth the information as of April 20, 1998, regarding the Common Stock owned by (i) each person including any group who is known by management to be the beneficial owner of more than 5% of the Common Stock as of such date, (ii) each director and director nominee of the Company,
(iii) the Company's executive officers, and (iv) all directors and executive officers of the Company as a group based upon shares of Common Stock outstanding on such date.

                                                            AMOUNT & NATURE OF
DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS                BENEFICIAL OWNERSHIP (1)     PERCENT OF CLASS
------------------------------------------                ------------------------     ----------------
Eugene L. Ames, Jr...............................               3,478,605 (2)                35.33%

John Y. Ames.....................................                 474,350 (3)                 4.82%

Eugene L. Ames, III..............................                 275,073 (4)                 2.79%

J. C. Anderson...................................                   5,000                       *

Martin A. Bell...................................                  42,127 (5)                   *

J. Morton Davis..................................               1,068,139 (6)                10.85%

Patrick A. Garcia................................                 156,579 (7)                 1.59%

James E. Gayle...................................                 160,415 (5)                 1.63%

James W. Gorman..................................                 201,423 (8)                 2.04%

Jere W. McKenny..................................                  44,826 (8)                   *

John H. Pinkerton................................                   1,627 (9)                   *

Directors and Executive Officers as a group
 (10 persons)....................................               5,903,164                    59.96%

Name and Address of Five Percent Shareholders:
----------------------------------------------

Eugene L. Ames, Jr
1250 N.E. Loop 410, Suite 1000
San Antonio, TX  78209...........................               3,478,605 (2)                35.33%

Lomak Petroleum, Inc.
500 Throckmorton Street
Fort Worth, TX  76102............................               2,326,532 (10)               23.63%

J. Morton Davis
44 Wall Street
New York, NY  10005..............................               1,068,139 (6)                10.85%

------------

*    Less than one percent (1%).

(1) All persons named have sole voting and investment power, except as otherwise noted.

(2)  Includes (i) 294,678 shares and 14,290 Acquisition Warrants owned by Eugene
     L. Ames, Jr.; (ii) 1,168,211 shares and 56,548 Acquisition Warrants owned by Ellen R.Y. Ames, the spouse of Eugene L. Ames, Jr.; (iii) 407,924 shares and 19,746 Acquisition Warrants owned by Venus Oil Company, which is controlled by Mr. and Mrs. Eugene L. Ames, Jr.; and (iv) 1,452,813 shares and 70,020 Acquisition Warrants owned by Ames family members and others that are subject to a Voting Trust Agreement, together with the shares and shares issuable upon the exercise of the Acquisition Warrants listed in (i) and (ii) under which Eugene L. Ames, Jr. has sole voting power. Ellen R.Y. Ames may be deemed to own 1,224,134 shares, or 12.53%, of the Company's Common Stock. Does not include options to purchase 40,000 shares of Common Stock not currently exercisable granted under the 1997 Incentive Plan.

(3) Includes Acquisition Warrants to purchase 21,901 shares. All such shares are subject to the Voting Trust referred to in Note (2) and, therefore, also are included in the total shares reported as being beneficially owned by. Eugene L. Ames, Jr. Does not include options to purchase 20,000 shares of Common Stock not currently exercisable granted under the 1997 Incentive Plan.

(4) Includes Acquisition Warrants to purchase 12,700 shares. All such shares are subject to the Voting Trust referred to in Note (2) and, therefore, also are included in the total shares reported as being beneficially owned by Eugene L. Ames, Jr. Does not include options to purchase 12,000 shares of Common Stock not currently exercisable granted under the 1997 Incentive Plan.

(5) Includes immediately exercisable options and/or warrants to purchase shares as follows: Mr. Bell, 40,000 shares and James E. Gayle ("Mr. Gayle"), 160,415 shares. Does not include options to purchase 33,000 shares of Common Stock not currently exercisable granted to Mr. Gayle under the 1997 Incentive Plan. Does not include options to purchase 39,585 shares of Common Stock granted to Mr. Gayle under the Xplor Corporation 1995 Stock Option Plan.

(6) Includes: (i) 766,307 shares owned by D.H. Blair Investment Banking Corp. ("Blair Investment"); (ii) warrants to purchase 10,000 shares at $2.125 per share expiring June 10, 1998, owned by Blair Investment; (iii) warrants to purchase 20,000 shares at $3.29 per share expiring September 1, 1999, owned by Blair Investment; (iv) 163,411 shares owned by Rivkalex; (v) 70,954 shares owned by Ms. Davidowitz, Mr. Davis' spouse; and (vi) 35,840 shares owned by PHC. Mr. Davis is the sole stockholder of Blair Investment. Blair Investment may be deemed to beneficially own 796,307 shares, or 8.17%, of the Company's Common Stock. Mr. Davis has sole power to vote or to direct the vote, to dispose or to direct the disposition of shares owned by Blair Investment. The Board of Directors of PHC, of which Mr. Davis is a director and Chairman, has the power to vote or to direct the vote, to dispose or to direct the disposition of shares owned by PHC. Ms. Davidowitz has sole voting and dispositive control of the shares owned by herself and Rivkalex. Mr. Davis disclaims beneficial ownership of all shares attributed to Ms. Davidowitz and Rivkalex.

(7) Includes Acquisition Warrants to purchase 7,229 shares. All such shares are subject to the Voting Trust referred to in Note (2) and, therefore, also are included in the total shares reported as being beneficially owned by Eugene L. Ames, Jr. Does not include options to purchase 12,000 shares of Common Stock not currently exercisable granted under the 1997 Incentive Plan.

(8) Includes Acquisition Warrants to purchase 9,225 shares in the case of Mr. Gorman and 1,995 shares in the case of Mr. McKenny.

(9) Does not reflect the 2,326,532 shares reported, as beneficially owned by Lomak, of which Mr. Pinkerton is President & Chief Executive Officer and a director. Mr. Pinkerton disclaims beneficial ownership of such shares.

(10) Includes Acquisition Warrants to purchase 192,353 shares.



                     BOARD MEETINGS AND STANDING COMMITTEES

         The Board of Directors met three (3) times during 1997. All directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which they served. The only standing Board committee at the beginning of 1997 was the Stock Option Plan Committee comprised of Mr. Davis and two former directors who resigned following the Acquisition. That committee did not meet in 1997. Until the Acquisition, the Board of Directors, excluding officers, acting as a committee of the whole, performed the functions of an audit, nominating and compensation committee. Prior to the Acquisition, the Board of Directors did not meet in 1997 in its capacity as any of these committees.

         Following the Acquisition, three Committees of the Board of Directors were designated: an Executive Committee, composed of Messrs. Eugene L. Ames, Jr., John Y. Ames and Gorman; an Audit Committee, composed of Messrs. Bell, McKenny and Pinkerton; and a Compensation Committee, composed of Messrs. Gorman, McKenny and Pinkerton. No standing nominating committee was organized. The functions customarily attributable to a nominating committee are performed by the Board of Directors as a whole.

         Subject to certain limitations specified by the Company's Bylaws and the Delaware General Corporation Law, the Executive Committee is authorized to exercise the powers of the Board of Directors when the Board is not in session. The Executive Committee held three (3) meetings during 1997. The

Audit Committee provides advice and assistance regarding accounting, auditing and financial reporting, recommends the Company's independent auditors and monitors the results of the audit and the internal controls structure. It did not meet in 1997. The Compensation Committee reviews and recommends executive compensation and employee benefit plans. It met twice in 1997.


                           MANAGEMENT AND REMUNERATION

EXECUTIVE OFFICERS

         Set forth below are the names and ages of all executive officers of the Company as of April 20, 1998. All positions and offices with the Company and principal positions with the Company's subsidiaries held by each such person are also indicated. Officers generally are elected annually for one (1) year terms or until their successors are elected and qualified. All executive officers are United States citizens.

NAME                                      AGE       POSITION
------------------------------------      ---       --------------------------------------
Eugene L. Ames, Jr..................      64        Chairman of the Board of Directors and
                                                      Chief Executive Officer

John Y. Ames........................      42        President, Chief Operating Officer and
                                                    Director

James E. Gayle......................      48        Executive Vice President

Eugene L. Ames, III.................      39        Vice President

Patrick A. Garcia...................      41        Treasurer and Chief Financial Officer

         The following is a brief description of the business background of Messrs. Eugene L. Ames III, Garcia and Gayle. For a narrative description of the business background of Messrs. Eugene L. Ames, Jr. and John Y. Ames, see "Nominees for Directors."

         EUGENE L. AMES, III, age 39, became Vice President of the Company following the Acquisition. He had been a Vice President of New Venus and its predecessor entities for more than the past five (5) years. He is the son of Eugene L. Ames, Jr.

         PATRICK A. GARCIA, age 41, became Chief Financial Officer and Treasurer of the Company following the Acquisition. He had held the position of Treasurer at New Venus and its predecessors since 1984.

         JAMES E. GAYLE, age 48, was elected director and appointed Chief Executive Officer of the Company in June 1994. Mr. Gayle was appointed Chairman effective July 1994 and President of the Company effective September 1994. He resigned as a director of the Company following the Acquisition and was subsequently appointed Executive Vice President of the Company. Since 1979, Mr. Gayle has been Chairman, President and sole stockholder of HGX Energy Corporation, which provides market and contract consulting services to independent oil and gas exploration and production companies, natural gas pipeline companies and local distribution companies. Previously, Mr. Gayle held positions at Lone Star Gas Company (a division of ENSERCH), Valero Transmission Company and Exxon Corporation and he has been directly involved in the oil and gas business for more than twenty (20) years.

EXECUTIVE COMPENSATION SUMMARY

         The following table sets forth the compensation paid by the Company for the past three fiscal years to its chief executive officer. At no time during this period did the Company pay any other executive officer annual compensation exceeding $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                                                ---------------------------------
                                                          ANNUAL COMPENSATION                         SECURITIES
                                            FISCAL      ----------------------- RESTRICTED-STOCK      UNDERLYING
           NAME AND POSITION                 YEAR       SALARY($)     BONUS ($)    AWARD(S) ($)       OPTIONS (#)
----------------------------------------    ------      ---------     --------- ----------------      -----------

Eugene L. Ames, Jr.                          1997       118,750         - 0 -       - 0 -               - 0 -
 Chairman & CEO.........................     1996         - 0 -         - 0 -       - 0 -               - 0 -
                                             1995         - 0 -         - 0 -       - 0 -               - 0 -

James E. Gayle                               1997       112,910 (2)     7,500       - 0 -               - 0 -
 Chairman, President & CEO (1)..........     1996        96,000         - 0 -       - 0 -               - 0 -
                                             1995        92,000         - 0 -       - 0 -             150,000 (3)


-------------

(1) Eugene L. Ames, Jr., became Chief Executive Officer in May 1997, replacing Mr. Gayle, who held the referenced positions before the Acquisition. After that transaction, Mr. Gayle was elected by the Board of Directors to serve as Executive Vice President.

(2) Mr. Gayle's 1997 salary was $96,000. The figure $112,910 is the result of deferred compensation from 1996.

(3) As disclosed in the proxy statement for the Special Meeting of Stockholders held on October 28, 1997, in connection with the Acquisition, Mr. Gayle surrendered 50,000 of the 150,000 options he received in 1995. In connection with that surrender, the exercise dates of the remaining options were partially accelerated.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

         The following table shows for the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table, the number of shares acquired upon the exercise of options during 1997, the amount realized upon such exercise, the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1997 and the values for "in-the-money" options, based on the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF SECURITIES
                            SHARES                             UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-THE-MONEY
                          ACQUIRED ON                       OPTIONS AT DECEMBER 31, 1997     OPTIONS AT DECEMBER 31, 1997 (2)
                          EXERCISE OF         VALUE         ----------------------------    ---------------------------------
         NAME              OPTIONS(#)    REALIZED($) (1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE         UNEXERCISABLE
----------------------- ---------------- -----------------  -----------    -------------    -----------         -------------
Eugene L. Ames, Jr.           0               $ 0                  0               0         $     0              $     0
James E. Gayle                0                 0            160,415          39,585         $339,580             $79,170

-------------

(1) Represents the difference between the aggregate exercise price and the aggregate value, based upon the stock price on the date of exercise.

(2) Aggregate market value (based on December 31, 1997 stock price of $3.50 per share) of the shares covered by the options, less aggregate exercise price.

EMPLOYMENT AGREEMENT WITH CHIEF EXECUTIVE OFFICER

         On June 1, 1996, Eugene L. Ames, Jr. entered into a three year employment contract with Venus Energy PLC that established his annual salary at $190,000 per year and other compensation including the use of an automobile. The employment agreement also included agreements by Eugene L. Ames, Jr. with regard to confidentiality and noncompetition in order to protect the Company's proprietary information. Upon completion of the Acquisition, Eugene L. Ames, Jr.'s salary was paid by Venus Exploration, Inc. as the successor entity to Venus Energy PLC.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Prior to the Acquisition, decisions with regard to compensation policy were made by the Company's Board of Directors. Currently, decisions on compensation of the Company's executive officers are made by the Compensation Committee of the Board of Directors. Beginning October 28, 1997, Messrs. Gorman, McKenny and Pinkerton have served on the Compensation Committee. No member of the Compensation Committee was employed by the Company during 1997.

         The following addresses the Company's executive officer compensation policies for 1997.

         GENERAL. The Company's compensation program is designed to enable the Company to attract, motivate and retain high quality senior management by providing a competitive total compensation oppor tunity based on performance. To this end, the Company provides for competitive base salaries, bonuses based on subjective factors and stock-based incentives that strengthen the mutuality of interests between employees and the Company's stockholders.


         SALARIES. Eugene L. Ames, Jr.'s salary for 1997 was provided for in an employment agreement. The material terms of Eugene L. Ames, Jr.'s employment agreement is described above under the caption "Employment Agreement with Chief Executive Officer." Mr. Gayle's salary was set by the preceding Board of Directors prior to the Acquisition.

         Salaries of executive officers of the Company were determined based upon the level of responsibility, time with the Company, contribution and performance of the particular executive officer. Evaluation of these factors was subjective, and no fixed or relative weights were assigned to the factors considered.

         BONUS COMPENSATION. Through the use of annual bonuses, the Company seeks to effectively tie executive compensation to Company performance. The Compensation Committee determined during 1997 that bonuses would be paid to Messrs. John Y. Ames, Gayle, Garcia, Eugene L. Ames, III, and other officers and employees based on various factors, including: (i) the market price of the Common Stock at year end; (ii) the attainment of the Company's goals for 1997; and (iii) the discretion of the Compensation Committee. The Compensation Committee based the discretionary element of such bonuses on the financial performance of the Company and the level of responsibility, contribution and performance of the particular officers. The amount of the bonus actually paid to Mr. Gayle is reflected in the Summary Compensation Table.

         OPTIONS AND RESTRICTED STOCK GRANTS. The Company uses grants of stock options and restricted stock to its key employees and executive officers to closely align the interests of such employees and officers with the interests of its stockholders. The Plan is administered by the Compensation Committee, which determines the persons eligible, the number of shares subject to each grant, the exercise price of options thereof and the other terms and conditions of the option or restricted stock.

         THE COMPENSATION COMMITTEE

         James W. Gorman
         Jere W. McKenny
         John H. Pinkerton

DIRECTOR COMPENSATION

         Prior to October 1, 1997, the directors of the Company received no fee or retainer for serving as directors other than reimbursement of expenses incurred in attending meetings. Outside directors, however, received annually options to purchase 10,000 shares of the Company's Common Stock at an exercise price equal to the fair market value at the time of grant. Beginning October 1, 1997, directors of the Company are compensated under the Plan. Under the Plan, nonemployee directors receive (i) $12,000 per year, and (ii) $500 per regular, quarterly board meeting attended, whether in person or by phone. Such payments are made in the form of grants of shares of Common Stock or, at the option of a director, a combination of the Company's Common Stock and cash. In the case of the second option, the cash compensation is limited to a maximum of 25% of the $12,000 per year. Each of the current outside directors of the Company have been granted 1,627 shares of Common Stock as compensation for their service as directors for the fourth quarter of 1997 and the first quarter of 1998.

         Prior to the Acquisition, Messrs. McKenny and Gorman exercised options for Common Stock in Venus Energy PLC. The options had been granted to them in 1996 as compensation for their service as directors during 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company currently operates approximately forty-five (45) wells, projects and prospects in which Cockfield Exploration Company owns an interest. Cockfield Exploration Company is owned by Mr. Gorman, a director of the Company or its predecessors since June 1996 and a member of the Compensation Committee. All wells and prospects in which Mr. Gorman has participated since becoming a director are operated under project agreements or joint operating agreements entered into prior to Mr. Gorman becoming a director of the Company. Cockfield Exploration Company pays annual joint operating costs between $10,000 and $100,000 depending upon the level of drilling activity during the year. Cockfield Exploration Company received $95,943.87 last year in proceeds from wells and projects operated by the Company.

FIVE-YEAR STOCKHOLDER RETURN COMPARISON

         Set forth below is a line graph comparing, for the five (5)-year period ending December 31, 1997, the yearly percentage change in the cumulative total stockholder return on the Common Stock with that of (i) all U.S. companies quoted on the Nasdaq Market Index and (ii) the SIC Code Index for crude petroleum and natural gas stocks. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

                        AMONG VENUS EXPLORATION INC.,(1)
                               NASDAQ MARKET INDEX
                               AND SIC CODE INDEX
                              [PERFORMANCE GRAPH]

                                                                       FISCAL YEAR ENDING
                                              ----------------------------------------------------------------------------
COMPANY                                       1992           1993           1994         1995           1996          1997
-----------------------                       ----           ----           ----         ----           ----          ----
Venus Exploration, Inc.                        100          75.00          91.67        108.33         141.67        233.33
Industry Index                                 100         119.15         124.87        137.33         182.60        185.09
Broad Market                                   100         119.95         125.94        163.35         202.99        248.30



*    $100 INVESTED ON 12/31/92 IN STOCK OR INDEX
     INCLUDING REINVESTMENT OF DIVIDENDS.
     FISCAL YEAR ENDING DECEMBER 31.

----------------
(1) Stock prices shown for dates prior to May 21, 1997 are attributable to Xplor Corporation and its financial history is not contained in the Company's Annual Report on Form 10-K. Therefore, comparisons of the stock price history with other historical financial data for the period before May 21, 1997 is misleading.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

THE ACQUISITION

         As indicated herein, during 1997, the Company completed the Acquisition with New Venus and Lomak pursuant to which certain directors, officers and significant stockholders of the Company named herein received shares of the Company in exchange for their ownership interests in New Venus, as disclosed in the table entitled "Ownership of Securities." See "Acquisition and Change of Control and Stockholders Agreement."

COCKFIELD EXPLORATION COMPANY

         The Company currently operates approximately forty-five (45) wells, projects and prospects in which Cockfield Exploration Company owns an interest. Cockfield Exploration Company is owned by Mr. Gorman, a director of the Company or its predecessors since June 1996. All wells and prospects in which Mr. Gorman has participated since becoming a director are operated under project agreements or joint operating agreements entered into prior to Mr. Gorman becoming a director of the Company. Cockfield Exploration Company pays annual joint costs between $10,000 and $100,000 depending upon the level of active drilling during the year. Cockfield Exploration Company received $95,900 last year in proceeds from wells and projects operated by the Company.

EUGENE L. AMES, JR.

         During 1997, Eugene L. Ames, Jr., Chairman and Chief Executive Officer of the Company, sold his 2.1% working interest (1.3% net revenue interest) in the Smith #1 well and Smith lease to the Company for $11,100 which price was based on the sales price negotiated by the Company with an independent third party who also sold an interest in those properties contemporaneously with Eugene L. Ames, Jr.'s transaction.

JOHN Y. AMES

         During 1997, John Y. Ames, President of the Company and son of Eugene
L. Ames, Jr., sold his 0.9% working interest (0.6% net revenue interest) in the Crossest Prospect to the Company for $2,200. At the same time, the Company purchased the working interest of two other owners (13.1% working interest) for $32,700. Based on the size of his working interest, John Y. Ames received the same amount paid to the other two sellers.

WILL C. JONES, IV

         Will C. Jones, IV ("Mr. Jones"), the Company's Secretary, is the son-in-law of Eugene L. Ames, Jr. and the brother-in-law of John Y. Ames and Eugene L. Ames, III and is currently of counsel to Haynes and Boone, LLP, Mr. Jones and Haynes and Boone, LLP provide legal counsel to the Company.

OTHER

         Lomak Production I, L.P., a 22% shareholder, participated in the Company's Constitution prospect, which included the drilling of one successful well that was spud in late 1997 and that is currently being completed. The Company held a 30% working interest in the Constitution prospect and sold one-half of its interest (15% working interest) to Lomak for $89,300.

           COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than ten percent of the Company's stock to file initial reports of ownership and reports of changes of ownership with the Securities and Exchange Commission and NASDAQ. Copies of such reports are required to be furnished to the Company. Based solely on a review of such forms furnished to the Company and certain written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with on a timely basis, with one exception. Upon the Acquisition, Mr. Garcia became Treasurer of the Company and on June 28, 1997 Mr Garcia was appointed Chief Financial Officer of the Company. When Mr. Garcia was appointed Chief Financial Officer, his Form 3 filing was inadvertently delayed.

                       APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors of the Company has appointed the firm of KPMG Peat Marwick LLP ("KPMG") to serve as independent auditors of the Company for the fiscal year ending December 31, 1998, subject to ratification of this appointment by the affirmative vote of a majority of shares present in person or by proxy at the Annual Meeting. KPMG has served as independent auditor for the Company since May 21, 1997. KPMG replaced Arthur Andersen LLP ("AA"), which had been the Company's independent auditors. AA's reports on the financial statements for 1996 did not contain an adverse opinion or a disclaimer of opinion, nor were their reports qualified or modified as to uncertainty, auditor scope or accounting principles. One or more representatives of KPMG is expected to be present at the Annual Meeting. Such representative will be given an opportunity to make a statement and will be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders, in accordance with Rule 14a-8 of the proxy rules of the Securities and Exchange Commission, must be received by the Company on or before January 6, 1999, to be eligible for inclusion in the Company's proxy statement and proxy relating to that meeting.

                                 OTHER BUSINESS

         Management does not presently know of any matters that may be presented for action at the Annual Meeting other than those set forth herein. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxies solicited by management to exercise their discretionary authority to vote the shares represented by all effective proxies on such matters in accordance with their best judgment.

         Please fill in, date and sign the enclosed proxy card and return it promptly in the enclosed return envelope, which requires no additional postage if mailed in the United States.

         The Annual Report to Shareholders (which includes the Company's Annual Report on Form 10-K) for the fiscal year ended December 31, 1997, is enclosed herewith. The Annual Report does not form any part of the material for the solicitation of proxies.

                                       By Order of the Board of Directors,

                                       /s/   EUGENE L. AMES, JR.

                                       EUGENE L. AMES, JR.
                                       Chairman and Chief Executive Officer
April 30, 1998

                             VENUS EXPLORATION, INC.
                                   Suite 1000
                               1250 N.E. Loop 410
                            San Antonio, Texas 78209
                               Phone: 210/930-4900
                                Fax: 210/930-4901

                        NASDAQ SmallCap Market(TM): VENX

                             VENUS EXPLORATION, INC.
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON JUNE 16, 1998
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Eugene L. Ames, Jr., and John Y. Ames or each of them as shall be in attendance at the Annual Meeting, as proxy or proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Venus Exploration, Inc., to be held on June 16, 1998, and at any adjournment thereof, and to vote as specified on this Proxy the number of shares of Common Stock of Venus Exploration, Inc., the undersigned would be entitled to vote if personally present upon the matters referred to below and in their discretion upon any other business as may properly come before the Annual Meeting.

IF NOT MARKED TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

             PLEASE MARK YOUR VOTE IN THE OVAL ( ) IN THE FOLLOWING
                           MANNER USING DARK INK ONLY

  THE BOARD OF DIRECTORS PROPOSES AND RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                                                                      (To withhold authority to vote for any individual nominee
                                                                    strike a line through the nominee's name to the left and fill in the "For All Except" oval.)

                                                                                                                  FOR ALL
1. ELECTION OF SEVEN DIRECTORS - Nominees: Eugene L.                       FOR         AGAINST      ABSTAIN       EXCEPT
   Ames, Jr., John Y. Ames, Martin A. Bell, J.C. Anderson, James W.        ( )          ( )           ( )           ( )
   Gorman, Jere W. McKenny and John H. Pinkerton.

2. RATIFY SELECTION OF KPMG PEAT MARWICK LLP as                            FOR         AGAINST      ABSTAIN
   independent auditors for the fiscal year ending December 31, 1998.      ( )          ( )           ( )





                                                                                          shares
                    ---------------------------------               ---------------------
                             (Name of Owner)                         (Number of shares)





                                                            By:
                                                                -------------------------------------------------------------------
                                                                                               , its
                                                                -------------------------------      ------------------------------
                                                                       (Printed Name)                           (Office)

                                                            Signature(s) of holders of Common Stock should agree with the name(s)
                                                            shown on this Proxy. For joint accounts, both owners should sign.


                                                            Dated:                   , 1998
                                                                     ----------------